Exhibit 11.2

CODE ON CORPORATE GOVERNANCE

Resolution No. 606/12 of the C.N.V.

The Board of Directors of Grupo Financiero Galicia S.A. (hereinafter “Grupo Financiero Galicia”) complies, in every relevant respect, with the recommendations included in the Code on Corporate Governance as a schedule to Resolution No. 606/12 issued by the Argentine National Securities Commission (the “C.N.V.”). The Board of Directors of Grupo Financiero Galicia is in accordance with the requirements detailed in the following “Response Structure” table.

As a general introduction, it should be noted that Grupo Financiero Galicia has consistently prioritized protection of the rights of its shareholders, provision of reliable and accurate information, transparency as to its policies and decisions, and caution with regard to the disclosure of strategic business issues. It should also be noted that all resolutions from the members of the Board of Directors and the shareholders have been adopted pursuant to Grupo Financiero Galicia S.A.’s corporate interest.

RESPONSE STRUCTURE – SCHEDULE IV

REPORT ON THE DEGREE OF COMPLIANCE WITH THE CODE ON CORPORATE GOVERNANCE

Compliance			Report (2) or Explain (3)
Total (1)	Partial (1)	Noncompliance (1)

PRINCIPLE I. TRANSPARENCY AMONG THE ISSUER, THE GROUP OF WHICH IT IS A MEMBER AND ITS RELATED PARTIES

Recommendation I.1:

Ensure the disclosure by the Management Body of the policies applicable to the Issuer’s relationship with the group of which it is a member and its related parties.

Please answer if:

The Issuer has an internal rule or policy surrounding authorization of transactions between related parties pursuant to Section 73 of Act No. 17,811 or transactions carried out with shareholders, members of management, senior managers and syndics and/or members of the Oversight Committee, within the economic group headed thereby and/or of which it is a member. Specify the main guidelines of the internal rule or policy.

X

Pursuant to Section 72 of the Capital Markets Law, every act or contract the company carries out or otherwise enters into with a related party that involves a significant sum shall be subject to prior consideration by the Audit Committee, which shall issue a grounded opinion and shall determine whether the terms of such agreement are reasonably appropriate with regard to ordinary and customary market conditions.

The Audit Committee must issue such opinion within 5 (five) calendar days. If the Board of Directors deems it necessary, it can request that an independent audit firm issue the opinion. If the Audit Committee or independent audit firm believes the transaction conditions are not considered reasonably appropriate with regard to the market, the Board of Directors may submit the transaction to the shareholders for approval at the Shareholders’ Meeting. If the shareholders consider the transaction conditions to be reasonably appropriate with regard to ordinary and customary market conditions, the Board of Directors will submit the issue for its approval and disclose the decision in the minutes, indicating each Director’s vote. The report of the Audit Committee and, if applicable, the reports of the independent audit firm, are made available to shareholders at the Company’s registered office, on the next business day after the corresponding decision of the Board of Directors has been adopted. The decision is communicated to shareholders through the Financial Information Highway (“AIF”) of the National Securities Commission and the Market’s Gazette.

Exhibit 11.2

Recommendation I.2:

Ensure the existence of mechanisms designed to prevent conflicts of interests.

Please answer if:

Notwithstanding the regulations in force, the Issuer has clear policies and specific procedures for the identification, management and prevention of conflicts of interest that could arise among the members of the Management Body, senior managers and syndics and/or members of the Oversight Committee regarding their relationship with the Issuer or individuals related thereto.

Describe the most significant aspects thereof.

X

Since Grupo Financiero Galicia is a holding company whose activity involves managing equity investments, assets and resources, it has a limited personnel structure, which eases the identification, control and prevention of possible conflicts of interest.

In this regard, Grupo Financiero Galicia’s Code of Ethics mandates that all Company employees avoid acting on behalf of the Company in situations where the employee and/or a close relative of the employee has any kind of personal interest. Additionally, the Code of Ethics prohibits the Company’s employees from improperly using the Company’s name, from accepting any kind of favors from any individual or entity with which Grupo Financiero Galicia has or likely will have a business relationship in the future, from receiving personal gain from any business opportunity in which Grupo Financiero Galicia was involved, and from providing any of Grupo Financiero Galicia’s competitors with any kind of assistance for such competitor’s commercial benefit. In the event that any conflict of interest arises, the Company’s employees shall immediately report the situation to the head of the Audit Committee. Company employees shall not perform business or professional activities similar to those they perform for Grupo Financiero Galicia, which may in any way compete with any of the Company’s businesses. Company employees who have any influence on Grupo Financiero Galicia’s business decisions, or such employee’s close relatives, shall not have a significant financial interest (for example, as a shareholder or administrator) in any of Grupo Financiero Galicia’s suppliers, without the prior written consent of the Company’s Board of Directors. In the event that any employee or such employee’s close relative forms or discovers any significant financial interest in any of Grupo Financiero Galicia’s competitors, such employee shall report the situation to the head of the Audit Committee. Any of the Company’s executive officers, managers, professionals and technicians must inform to the head of the Audit Committee their participation in any other commercial activity different from that of Grupo Financiero Galicia. During business hours, company employees shall not carry out civic or political duties that may result in a conflict of interest with the Company, since such action may be understood to be Grupo Financiero Galicia’s participation in such activities. Pursuant to its rules and regulations, the Audit Committee shall intervene in instances where there are or may be conflicts of interest regarding members of the Company’s governing bodies or controlling shareholders and, if applicable under the regulations in force, shall in due time disclose to the market the pertinent information surrounding such conflicts of interest.

Exhibit 11.2

Recommendation I.3:

Prevent the misuse of inside information.

Please answer if:

Notwithstanding the regulations in force, the Issuer has policies and mechanisms that prevent the misuse of inside information by the members of the Management Body, senior managers and syndics and/or members of the Oversight Committee, controlling shareholders or shareholders that have a material influence on the Issuer, auditors, advisors and the rest of the individuals mentioned in Sections 7 and 33 of Decree No. 677/01.

Describe the most significant aspects thereof.

X

Grupo Financiero Galicia has staff in charge of Investor Relations, and the members of such stuff are in no case authorized to provide information that may place an investor in a privileged or advantageous position in comparison to other shareholders or investors.

In this regard, the Code of Ethics provides that no accounting information that has not been previously disclosed to the public as regards Grupo Financiero Galicia or its affiliates shall be released without the prior written approval of Grupo Financiero Galicia’s Chief Financial and Accounting Officer. Additionally, employees are prohibited from sharing or using confidential information obtained while working for Grupo Financiero Galicia for their own benefit or for the benefit of a third party, such as trading Grupo Financiero Galicia’s securities or securities of its potential commercial associates. Customers of Grupo Financiero Galicia’s subsidiaries rely on the assurance that their personal information was exclusively obtained for the commercial purposes of Grupo Financiero Galicia. Consequently, employees shall adopt the necessary measures to ensure confidentiality, accuracy and availability of such information. Such measures are comprised of identifying data requiring protection, ensuring adequate levels of protection for such data, and providing access to such protected data only to those persons who must use such information to perform their professional duties. Any employee who has access to any information as a result of his/her position or who possesses knowledge with respect to the Company’s financial performance, which has not been disclosed to the market and that may in any way affect the price of the Company’s securities, or that may affect trading transactions and negotiation of such securities, shall treat such information as strictly confidential. Grupo Financiero Galicia’s employees and outside contractors, such as external audit or consulting services, shall refrain from using confidential information for their own benefit or for third parties’ benefit. Employees shall be responsible for managing their passwords, and under no circumstance are they allowed to inform others of such passwords. Additionally, employees shall not provide confidential information to another person who subsequently acquires or sells Grupo Financiero Galicia’s securities, including put or call options on such securities and/or trading securities from any other Company whose value could be affected by such information.

PRINCIPLE II. LAY THE BASIS FOR A SOUND MANAGEMENT AND SUPERVISION OF THE ISSUER
Recommendation II.1: Ensure that the Management Body assumes the management and supervision of the Issuer and its strategic growth plan. Please answer if:
II.1.1 The Management Body approves:	X	With regard to the requirements, we provide the following information:

II.1.1.1 The strategic or business plan, as well as the annual management goals and budgets;	X	The Board of Directors approves the annual budget and monitors compliance therewith. Furthermore, in its capacity as a holding company, Grupo Financiero Galicia receives the business plans of the controlled companies and prepares a consolidated business plan taking into consideration the controlled companies’ goals, business conditions and the budgets submitted.

Exhibit 11.2

II.1.1.2 The policy on investments (in financial assets and capital goods), and financing;	X	The policy on investments (in financial assets and capital goods), and financing is approved by the Board of Directors;

II.1.1.3 The policy on corporate governance (compliance with the Code on Corporate Governance);	X	Grupo Financiero Galicia monitors the application of the corporate governance policies provided for by regulation through the Audit Committee and the Disclosure Committee. Grupo Financiero Galicia also utilizes matrices designed for the verification of certain aspects of corporate governance such as internal controls, independence of directors and regulatory updating.

II.1.1.4 Policy to select, evaluate and compensate senior managers;	X	The policy to select, evaluate and compensate senior managers is defined and approved by the Board of Directors.

II.1.1.5 Policy to assign responsibilities to senior managers;	X	The policy to assign responsibilities to senior managers is approved and monitored by the Board of Directors, which sets the guidelines thereof.

II.1.1.6 Monitoring of succession plans of senior managers;	X	The monitoring of succession plans of senior managers is the responsibility of the Board of Directors. Taking into consideration the limited personnel structure of the Issuer, such plans are drawn up on an individual basis.

II.1.1.7 Policy on corporate social responsibility;	X	The policies on corporate social responsibility are defined and carried out by each of the operating companies.

II.1.1.8 Policy on comprehensive risk management and internal control, and fraud prevention;	X	The policies on risk management control, as well as any other policy with the purpose of monitoring internal information and control systems, are defined within the framework of each of the affiliated operating companies. Additionally, the Audit Committee and the Disclosure Committee monitor the actions taken by the most significant controlled companies.

II.1.1.9 Policy for ongoing training for the members of the Management Body and the senior managers; If the Company has these policies, describe the most significant aspects thereof.	X	Training of directors and managers is carried out corresponding to the level deemed necessary by the Board of Directors. A higher level of training is required for the operating companies.

II.1.2 If deemed relevant, include other policies applied by the Management Body that have not been previously mentioned, and specify the main aspects thereof.

II.1.3 The Issuer has a policy intended to ensure the availability of material information utilized in connection with the Management Body’s decision-making process, and provides relevant information in advance of Board meetings to allow for the appropriate analysis of such information’s contents. Specify.	X	The material information utilized in the Board of Directors’ decision-making process is available in advance to all of the Board’s members for their consideration, in order to allow for the detailed analysis thereof, with variations in the advance notice corresponding to the scope and complexity of such information. The Managing Director and the Chief Financial and Accounting Officer are at the disposal of the directors to answer questions related to their assigned duties and reports. They also take part in meetings convened by directors in order to answer potential questions that could be raised surrounding other matters for which they are responsible.

Matters submitted for the Management Body’s consideration are accompanied by an analysis of the risks associated with potential	X	The Board of Directors fully complies with the requirement of having updated policies on risk control and management, in line with the best practices. Tasks related to risk analysis and internal control of each of the controlled companies are rigorously defined and carried out. Such requirements are

Exhibit 11.2

decisions, taking into consideration the risk level considered acceptable by the Issuer. Specify.		particularly strict in the main controlled company, Banco Galicia, as it is a financial institution subject to the Argentine Central Bank’s strict regulations. Apart from the applicable domestic regulations, Grupo Financiero Galicia, in its capacity as a listed company on the markets of the United States of America, complies with the certification of its internal controls pursuant to Section 404 of the Sarbanes Oxley Act (SOX). Corporate risk management is monitored by the Audit Committee, which also gathers and analyzes information submitted by the main controlled companies.

Recommendation II.2: Ensure an effective business management control. Please answer if: The Management Body verifies:

II.2.1 Compliance with the annual budget and business plan;	X	The Board of Directors approves the annual budget and monitors compliance therewith. Furthermore, in its capacity as a holding company, Grupo Financiero Galicia receives the business plans of the controlled companies and prepares a consolidated business plan taking into consideration the goals set, the business conditions and the budgets submitted by such controlled companies.

II.2.2 The senior managers’ performance and their compliance with their assigned goals (level of profit goals versus level of profits achieved, financial rating, accounting reporting quality, market share, etc.).

Describe the most significant aspects of the Issuers’ Management Control policy, providing details of the methods used and the frequency of monitoring carried out by the Management Body.

	X	The Board of Directors strictly complies with requirements surrounding the implementation of strategies and policies, and monitors compliance with the budget and operations plan, in addition to monitoring the divisions on a monthly basis in all manners required by regulation.

Recommendation II.3: Report the Management Body’s performance evaluation process and the related impact. Please answer if:
II.3.1 Each member of the Management Body complies with the Corporate Bylaws and, as the case may be, with the Regulations governing the Management Body’s operation. Specify the main guidelines set out in the Regulations. State the degree of compliance with the Corporate Bylaws and Regulations.	X	Grupo Financiero Galicia’s directors strictly comply with the duties and responsibilities imposed by the Corporate Bylaws. In addition, all resolutions from the Board of Directors are adopted pursuant to the Issuer’s corporate interest.

II.3.2 The Management Body discloses its performance results considering the goals set at the	X	Pursuant to the legal structure of Argentine corporations, the Board of Directors may only explain its performance in order for other bodies (the Supervisory Syndics’ Committee or the

Exhibit 11.2

beginning of the period, so that the shareholders may evaluate the level of achievement of such goals, which include both financial and non-financial elements. Furthermore, the Management Body submits an evaluation regarding the degree of compliance with the policies mentioned in Recommendation II, points II.1.1 and II.1.2. Specify the main aspects covered by the assessment conducted by the General Shareholders’ Meeting on the Management Body’s compliance with the goals set and the policies mentioned in Recommendation II, points II.1.1 and II.1.2, stating the date of the Shareholders’ Meeting where such assessment was disclosed.		Oversight Committee as bodies in charge of supervising the corporate management, or the Shareholders’ Meeting, the shareholders being the senior body with power to decide on the issue) to be able to evaluate the Board’s performance. Under Section 241 of the Argentine Corporations Law, directors who are shareholders are expressly prohibited from taking part in voting regarding their performance and responsibility. Because of this, Grupo Financiero Galicia’s Board of Directors provides thorough explanations in its Annual Report and answers all questions asked at the Shareholders’ Meeting, but refrains from expressing any opinion on the Board’s performance. The assessment is conducted by shareholders at the Shareholders’ Meeting, taking into consideration the informed opinion of the Supervisory Syndics’ Committee. (Grupo Financiero Galicia does not have an Oversight Committee.)

Recommendation II.4: That the number of external and independent members represents a significant proportion of the Issuer’s Management Body. Please answer if:
II.4.1 The proportion of external and independent members (the latter defined by the regulations of this Commission) of the Management Body corresponds with the Issuer’s capital structure. Specify.	X	Grupo Financiero Galicia complies with the appropriate standards governing the total number of directors, as well as those governing the number of independent directors. Its bylaws provide for the flexibility necessary to adjust the number of members pursuant to the possible variation of the conditions in which the company carries out its activities. Generally, the Board of Directors consists of between three and nine directors, as determined by the Shareholders’ Meeting at each vote. The Shareholders’ Meeting can also appoint alternate directors up to a maximum amount equal to the number of regular directors appointed. In order to guarantee continuity in the performance of corporate business, the Board of Directors can be partially renewed, as long as the number of candidates proposed is sufficient to ensure that shareholders may exercise their cumulative voting right. Recently, corresponding bylaws have been adopted after careful studies had been carried out detailing the good performance of the Board.

Exhibit 11.2

II.4.2 Earlier this year, in a General Shareholders’ Meeting, the shareholders adopted a policy aimed at maintaining a proportion of at least 20% of independent members to total members of the Management Body.

Describe the most significant aspects of such policy and of any shareholders’ agreement that allows an understanding of how, and for what term, the members of the Management Body are appointed. State whether the independence of the members of the Management Body has been challenged during the current year and whether there have been abstentions due to conflicts of interests.

	X	The policy on the appointment of directors, both independent and not independent, is promulgated at the Shareholders’ Meeting. Grupo Financiero Galicia’s Board of Directors does not take part in such decisions since its members have no decision-making power at the Shareholders’ Meeting. At Shareholders’ Meetings, the shareholder who proposes the appointment of candidates for directors (or for syndics, as applicable) details whether candidates are presented as independent or not independent. Currently, of the eight directors that form the Board of Directors, six are not independent and two are independent. No challenges to the independence of the members of the Board of Directors have taken place during the last year.

Recommendation II.5: Agree on the existence of standards and procedures inherent to the selection and proposal of members of the Management Body and senior managers. Please answer if:
II.5.1 The Issuer has an Appointment Committee:

Grupo Financiero Galicia believes that, within the framework of the legal structure and in light of market conditions in Argentina, it is not appropriate to create a committee with the duties mentioned in this item. It should be noted that, unlike the law of other jurisdictions, under Argentine law the Shareholders’ Meeting has the exclusive power to appoint directors. Therefore, the recommendations of an Appointment Committee would not be binding and could be imprecise.

The Board of Directors considers it inconvenient to create an Appointment Committee for the appointment of senior managers because of the company’s relatively small size.

II.5.1.1 Made up of at least three members of the Management Body, mostly independent ones;

II.5.1.2 Chaired by an independent member of the Management Body;

II.5.1.3 That has members who prove to have adequate skills and experience in human resources policies-related matters;

II.5.1.4 That meets at least twice a year;

Exhibit 11.2

II.5.1.5 Whose decisions are not necessarily binding for the General Shareholders’ Meeting, but serve consultation purposes regarding the appointment of the members of the Management Body.

II.5.2 If there is an Appointment Committee, it:

II.5.2.1. Verifies the annual review and assessment of its regulations and suggests to the Management Body the modifications necessary for its approval;

II.5.2.2 Suggests the development of criteria (skills, experience, professional and ethical reputation, among others) for the appointment of new members of the Management Body and senior managers;

II.5.2.3 Identifies candidates for members of the Management Body to be proposed by the Committee to the General Shareholders’ Meeting;

II.5.2.4 Suggests members of the Management Body that shall take part in the different committees of the Management Body pursuant to their background;

II.5.2.5 Recommends that the Chairman of the Board of Directors is not also the Issuer’s Managing Director;

II.5.2.6 Ensures the availability of resumes of the members of the Management Body and senior managers on the Issuer’s website, where the duration of the terms of the Management Body’s members is specified;

II.5.2.7 Verifies the existence of a succession plan of the Management Body and of senior managers.

II.5.3 If considered relevant, include policies implemented by the Issuer’s Appointment Committee that have not been mentioned in the preceding point.

Recommendation II.6: Assess whether it is advisable for members of the Management Body and/or syndics and/or	X	The Board of Directors is required to analyze if it is convenient or not to have directors and/or syndics perform directorial duties at other institutions. This issue has been repeatedly analyzed by Grupo Financiero Galicia. Because directors do not

Exhibit 11.2

members of the Oversight Committee to perform duties at other institutions.

Please answer if:

The Issuer sets a limit for the members of the Management Body and/or syndics and/or members of the Oversight Committee with regard to the performance of duties at other institutions that do not belong to the economic group headed by the Issuer and/or of which it is a member. Specify such limit and describe whether any violation to such limit took place during the year.

carry out full-time duties, and because director familiarity with the Board dynamics in other companies is of value, limiting the number of institutions where directors and/or syndics can be members of the Board of Directors is not deemed convenient.

Recommendation II.7: Ensure the training and development of members of the Management Body and senior managers of the Issuer. Please answer if:

II.7.1 The Issuer has ongoing Training Programs related to the existing training needs of the Issuer for the members of the Management Body and senior managers. Such programs include materials about management’s roles and responsibilities, comprehensive business risk management, specific business knowledge and knowledge of related regulations, dynamics of corporate governance and matters surrounding corporate social responsibility. International accounting, auditing and internal control standards, as well as specific capital market regulations are included in the training programs for the members of the Audit Committee.

Describe the programs carried out during the year and the degree of compliance therewith.

	X	Regarding this item, the Board of Directors shall establish an ongoing training program for its members and for management officers. Grupo Financiero Galicia, as a holding company, does not have need for such a program. Notwithstanding the foregoing, the Board of Directors will analyze the specific needs surrounding the issue as they arise.

II.7.2 The Issuer, through other means not mentioned in II.7.1, encourages the members of the Management Body and senior managers to be constantly trained so as to supplement their education level, thus benefitting the Issuer. State how this is done.		The Issuer has no other alternative means to encourage members of the Board of Directors and senior managers to be trained, as it does not deem such training necessary.

Exhibit 11.2

PRINCIPLE III. GUARANTEE AN EFFECTIVE POLICY TO IDENTIFY, ASSESS, MANAGE AND DISCLOSE THE BUSINESS RISK
Recommendation III: The Management Body shall have a policy on comprehensive business risk management and shall monitor its appropriate implementation. Please answer if:
III.1 The Issuer has policies on comprehensive business risk (on compliance with strategic, operating, financial, accounting reporting, laws and regulations goals, etc.). Describe the most significant aspects thereof.	X	The Board of Directors fully complies with the requirement of having updated policies on risk control and management, in line with corporate best practices.

III.2 There is a Risk Management Committee inside the Management Body or General Division. Report on the existence of procedural manuals and detail the main risk factors that are specific to the Issuer or its business activities and the actions implemented to mitigate such risk. If there is not such a Committee, the risk management supervision role performed by the Audit Committee shall be described. Also, specify the degree of interaction between the Management Body or its committees with the Issuer’s General Division in relation to the comprehensive business risk management.	X

The tasks related to risk information and internal control of each of the controlled companies are defined and carried out, rigorously, in each controlled company. Such controls are particularly strict in the main controlled company, Banco de Galicia y Buenos Aires S.A., which is subject to the stringent requirements applying to financial institutions regulated by the Argentine Central Bank. Corporate risk management is monitored by the Audit Committee, which also gathers and analyzes information submitted by the main controlled companies.

The Audit Committee also supervises the divisions with regard to all aspects related to risk management.

III.3 There is an independent section within the Issuer’s General Division that implements comprehensive risk management policies (Risk Management Officer section or equivalent). Specify.	X	Grupo Financiero Galicia’s Managing Director implements the risk management policies established by the Board of Directors, under the supervision of the Audit Committee.

III.4 Comprehensive risk management policies are permanently updated according to authoritative recommendations and methodologies in the field. State which policies are	X	Apart from the applicable domestic regulations, Grupo Financiero Galicia, in its capacity as a listed company in the markets of the United States of America, complies with the certification of its internal controls pursuant to Section 404 of the Sarbanes Oxley Act (SOX).

Exhibit 11.2

followed (Enterprise Risk Management, pursuant to the framework supplied by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”), ISO 31000, IRAM regulation No. 17551, Section 404 of the Sarbanes-Oxley Act, among others).

III.5 The Management Body reports the results of the monitoring of risk management performed jointly with the General Division in the financial statements and the Annual Report. Specify the main aspects of the aforementioned disclosures.	X	Grupo Financiero Galicia’s Board of Directors reports, through a note to its consolidated financial statements, the tasks carried out to monitor risk management. The main types of risks targeted are: Financial risk, liquidity, currency risk, interest rate risk, market risk, cross border risk, transfer risk, credit risk, operational risk and risk regarding money laundering and other illegal activities.

PRINCIPLE IV. SAFEGUARD THE INTEGRITY OF FINANCIAL INFORMATION WITH INDEPENDENT AUDITS
Recommendation IV: Ensure the independence and transparency of the Audit Committee and the External Auditor. Please answer if:
IV.1 The Management Body, when appointing the members of the Audit Committee assesses whether it is advisable that the Committee be chaired by an independent member, in light of the fact that the majority of the members of the Audit Committee shall be independent.	X	The Audit Committee is formed by three directors, two of whom are independent directors. The Committee is chaired by one of the independent directors.

IV.2 There is an internal audit department that reports to the Audit Committee or to the Management Body’s Chairperson and that is responsible for assessing the internal control system.

State whether the Audit Committee or the Management Body annually assesses the performance of the internal audit department and describe the degree of independence of the department in light of the fact that the professionals in charge of such department are independent from the other operating areas and meet independence requirements

X

The Audit Committee conducts an annual assessment of the plans and performance of internal auditors, through the analysis of their Methodology and Annual Work Plan, meetings and reports.

In addition, the Audit Committee assesses internal controls currently in force at the Company and its main subsidiaries, and also follows the requirements set forth in Section 404 of the US Sarbanes-Oxley Act and the related administrative/accounting system through the analysis of reports issued by both internal and external auditors and the Supervisory Syndics’ Committee, through the analysis of the Company’s compliance with the certifications required by Sections 302 and 906 of the US Sarbanes-Oxley Act, performed by the Company’s Disclosure Committee, as well as through interviews and statements made by the subsidiaries’ officers.

Exhibit 11.2

with respect to controlling shareholders or related entities that may have a material influence on the Issuer.

Additionally, specify whether the internal audit department performs its work in conformity with the International Standards for the Professional Practice of Internal Auditing issued by the Institute of Internal Auditors (“IIA”).

IV.3 The members of the Audit Committee annually assess the aptitude, independence and performance of the external Auditors appointed by the Shareholders’ Meeting. Describe the significant aspects of the procedures used to perform the assessment.	X	The Audit Committee carries out an annual assessment of the independence, work plans and performance of external auditors, through analysis of the services rendered, reports issued, interviews carried out, correspondence sent and received and documentation requested by the Committee. Additionally, in compliance with applicable regulations, the Audit Committee annually files a report on the Board of Directors’ proposals for the appointment of external auditors and the compensation for directors with the National Securities Commission.

IV.4 The Issuer has a policy on the turnover of members of the Supervisory Committee and/or the External Auditor, and, in the case of the latter, if turnover includes the entire external audit firm or only individuals.		Regarding syndics, the Issuer concluded that such turnover is neither useful nor convenient, mainly because of the businesses’ complexity and the substantial amount of time it would take a person acting as syndic to begin to understand such businesses. Regarding External Auditors, the Board of Directors concluded that it is inconvenient to rotate the External Auditors’ firms for the same reasoning as applies to syndics. It is worth noting that the following regulations are applicable: Argentine legal regulations, regulations issued by the National Securities Commission (N.T. 2001, Chapter III, Section III.9. on “External Auditors”), regulations of the Argentine Central Bank (Conau-1, Section 1.1. of the “Minimum Regulations on External Audits” (Normas Mínimas sobre Auditorías Externas)), those regulations applicable to external auditors’ firms of issuing companies registered in the United States of America (Securities Exchange Act of 1934, Section 10-A, Paragraph j. on “Audit Partner Rotation”; Sarbanes-Oxley Act of 2002, Title II, Section 203. “Audit Partner Rotation”; and the Code of Federal Regulations, Title 17, Chapter II, Section 210.2-01, paragraph (c)(6) of the Securities and Exchange Commission), and the best practices existing in the area.

PRINCIPLE V. RESPECT THE SHAREHOLDERS’ RIGHTS
Recommendation V.1: Ensure that shareholders have access to the Issuer’s information.		One of the issues related to Grupo Financiero Galicia S.A.’s policy on transparency of the information submitted to shareholders is that, apart from Grupo Financiero Galicia’s managers and executives, officers from all the companies that form the holding group, particularly officers of Banco de Galicia y Buenos Aires, attend the Shareholders’ Meetings with the purpose of answering questions that the shareholders may raise. In addition, Grupo Financiero Galicia’s position on the proposals made by the Board of Directors of its main controlled company, Banco Galicia, is submitted for its approval at Shareholders’ Meetings, corresponding to each of the different items of the agenda regarding such company’s Shareholders’ Meeting.

Exhibit 11.2

Please answer if:

V.1.1 The Management Body holds periodic informative meetings with the shareholders, which take place at the same time as the presentation of the interim financial statements. Specify the number and frequency of meetings held in the course of the year.

X

Grupo Financiero Galicia presents its financial statements to the National Securities Commission, the Buenos Aires Stock Exchange, the Córdoba Stock Exchange, MAE, Nasdaq and the U.S. Securities and Exchange Commission. In addition, its financial statements are published on the Company’s website, through which shareholders may subscribe to the “E-Mail Alerts” system, which allows them to be updated through e-mail regarding all publications of financial statements, documents and significant events. Informative meetings are held every time an investor, or a group of investors, so requires.

V.1.2 The Issuer has mechanisms for reporting to investors and a specialized department to answer inquiries. It also has a website, which may be accessed by shareholders and other investors and which allows a channel for such persons to establish contact with the Issuer. Specify.	X

Grupo Financiero Galicia has staff in charge of Investor Relations. This department holds meetings and carries out conference calls with shareholders and holders of other securities, in which a director or senior officer participates. This department is also available to answer any questions from shareholders and investors. It is important to point out that the individuals who perform this function are in no case authorized to provide information that may place the person who requests such information in a privileged or advantageous position in comparison to other shareholders or investors.

In addition, the company has its own website (www.gfgsa.com) at the disposal of its shareholders. This website can be freely accessed and is consistently updated. This website is in line with regulatory requirements, and required legal, accounting, statutory and regulatory information is available for the public. The website also provides a channel for queries.

Recommendation V.2: Encourage the active participation of all shareholders. Please answer if:
V.2.1 The Management Body takes measures to encourage the participation of all the shareholders at the General Shareholders’ Meetings. Specify, differentiating the measures required by law from those voluntarily offered by the Issuer to its shareholders.	X

To invite shareholders to the General Shareholders’ Meetings, the company publishes notices in the Official Gazette, La Nación newspaper, the Buenos Aires Stock Exchange, Mercado Abierto Electrónico (MAE), Cordoba Stock Exchange, the National Securities Commission, Nasdaq and the U.S. Securities and Exchange Commission.

As such, the Company views it as unnecessary to offer additional incentives aimed at promoting attendance to Shareholders’ Meetings, especially in light of the fact that during recent years, attendance has been of approximately 75% of the capital stock, which is considered a very significant participation level for a public company.

The General Shareholders’ Meeting has Regulations to govern its operations, which ensure that information is available well in advance for ease of decision-making. Describe the main guidelines thereof.		Grupo Financiero Galicia believes the availability of information for decision-making at Shareholders’ Meetings, on the part of shareholders, is duly regulated by the Corporations Law, the Capital Markets Law and the regulations set forth by the National Securities Commission.

Exhibit 11.2

V.2.3 The mechanisms implemented by the Issuer ensure that minority shareholders may propose matters to be discussed at the General Shareholders’ Meeting, in conformity with the provisions set out in effective regulations. Specify the results.	X	Since its creation, Grupo Financiero Galicia has constantly shown respect for the rights of shareholders. Accordingly, General Shareholders’ Meetings are convened and held in strict compliance with the procedures set forth by the Corporations Law, the Capital Markets Law, the regulations set forth by the National Securities Commission, the regulations of the stock exchanges on which its shares are listed and the Corporate Bylaws. The procedure for minority shareholders to exercise their right to include items in the agenda at Shareholders’ Meetings is regulated within such legal and statutory framework. Furthermore, the company is monitored by representatives of the National Securities Commission and the stock exchanges, which verify whether the call for Shareholders’ Meetings and the holding thereof are carried out appropriately.

V.2.4 The Issuer has policies to encourage the participation of the most significant shareholders, such as institutional investors. Specify.		Grupo Financiero Galicia has no policies to encourage the participation of institutional shareholders, since it believes such policies are not necessary. The percentage of attendance and participation has been very high during recent years.

V.2.5 At Shareholders’ Meetings in which members of the Management Body are elected, the following information is provided prior to voting: (i) each candidate’s position regarding whether to adopt or not a Code on Corporate Governance; and (ii) the grounds for such position.		The Code on Corporate Governance is discussed and approved by Grupo Financiero Galicia’s Board of Directors for its inclusion in the Annual Report for each fiscal year. The members of the Board approve its contents and ratify such adherence expressly, through a vote recorded in the minutes. To date, there have not been cases in which a director of the company adopted a position differing from and/or contrary to the adoption of the Code.

Recommendation V.3:

Ensure the principle of reciprocity between ownership and voting rights.

Please answer if:

The Issuer has a policy that promotes the principle of reciprocity between ownership and voting rights. State how the composition of outstanding shares has changed during the last three years.

Recommendation V.4: Establish mechanisms of protection for all shareholders against takeovers.

Please answer if:

The Issuer adheres to the Optional Statutory System for the Mandatory Acquisition of Shares in a Public Offering. If not, specify whether there are alternative systems provided for by the Bylaws, such as tag along or other systems.

The idea of “market for corporate control” that has been used widely in countries with capital markets very different to the Argentine market, both with regard to magnitude and depth, does not seem to apply in Argentine markets. Accordingly, the Board of Directors’ duties surrounding its relations with shareholders are secondary. The Board of Director’s main duty is control of the company’s administration and corporate business.

Exhibit 11.2

Recommendation V.5: Increase the percentage of outstanding shares on capital.

Please answer if:

The Issuer has a free float of at least 20% for its ordinary shares. Otherwise, the Issuer has a policy for the increase of its free float in the market.

State which is the Issuer’s percentage of free float as a percentage of capital stock and how it has changed during the last three years.

Pursuant to its Corporate Bylaws, Grupo Financiero Galicia has capital stock in the amount of $ 1,241,407,017, divided into two classes of book-entry shares, Class A shares, with a face value of $1 each which are entitled to 5 votes per share, and Class B shares, with a face value of $1 each which are entitled to 1 vote per share. In accordance with the regulations set forth by law and by the Bylaws, each class of shares grants the holders thereof the same rights. The company’s equity structure is made up of 22.6% Class A shares, 59.4% Class B shares and 17.9% ADRs (certificates of deposit of Class B shares). Class B shares are authorized to be listed at the Buenos Aires Stock Exchange, Córdoba Stock Exchange, Mercado Abierto Electrónico (MAE) and Nasdaq of the United States of America (through ADRs).

Recommendation V.6: Ensure that there is a transparent policy on dividends. Please answer if:
V.6.1 The Issuer has a policy on the distribution of dividends provided in the Corporate Bylaws and approved by the Shareholders’ Meeting. Such policy establishes the conditions under which to distribute cash dividends or shares. If there is such a policy, state the criteria for, frequency of and conditions that shall be met for the payment of dividends.	X	Grupo Financiero Galicia’s policy for the distribution of dividends considers, among other factors, legal reserve requirements, the company’s financial condition and its level of indebtedness, business requirements and regulations pertaining to affiliated companies, and, primarily, the fact that profits recorded in financial statements are, to a great extent, income from holdings and not realized and liquid gains, as required by Section 68 of the Corporations Law to distribute such profits as dividends. A proposal to distribute dividends arising from such analysis must be approved at the Shareholders’ Meeting at which Financial Statements corresponding to each fiscal year are discussed.

The Issuer has documented processes to prepare the proposal for allocation of the Issuer’s Unappropriated Retained Earnings that result in legal, statutory and voluntary reserves, carry forwards to the new fiscal year and/or payment of dividends.

Specify those processes and detail the Minutes of the General Shareholders’ Meeting whereby the distribution of dividends (in cash or shares) was or was not approved, if this is not provided in the Corporate Bylaws.

	X	In the Annual Report to the Financial Statements, Grupo Financiero Galicia’s Board of Directors informs shareholders about the balances corresponding to Capital, Capital Adjustments and Share Issuance Premium, and makes a proposal for the distribution of profits, in which the amount allocated to the distribution of dividends in cash is indicated.

Exhibit 11.2

PRINCIPLE VI. MAINTAIN A DIRECT AND RESPONSIBLE RELATIONSHIP WITH THE COMMUNITY
Recommendation VI: Provide the community with disclosure of matters relating to the Issuer and with a channel of direct communication with the Company. Please answer if:
The Issuer has an updated website accessible by the public, which does not only furnish material information of the Company (Corporate Bylaws, group, members of the Management Body, financial statements, Annual Report, etc.), but also tracks general user concerns.	X	As noted in Principle V, Recommendation 1.2, the Company has its own website (www.gfgsa.com) at the disposal of its shareholders. This website can be freely accessed and is consistently updated. This website is in line with regulatory requirements and legal, accounting, statutory and regulatory information is available to the public on the website. Furthermore, the website provides a channel of direct communication with the Company, where any interested party can raise its concerns, which are received and dealt with by Grupo Financiero Galicia.

The Issuer issues an annual Corporate Social Responsibility Report, which is verified by an independent External Auditor. If any, state the legal or geographic scope of coverage thereof and where such report is available. Specify the standards or initiatives adopted to carry out the Issuer’s policy on corporate social responsibility (Global Reporting Initiative and/or the Global United Nations Compact, ISO 26.000, SA8000, Development Goals for the Millennium, SGE 21-Foretica, AA 1000, Ecuadorian Principles, among others).

Grupo Financiero Galicia has a streamlined structure since it is a holding company of a group, the main asset of which is an equity investment in Banco de Galicia. Grupo Financiero Galicia currently represents 94.93% of Banco Galicia’s capital stock. Consequently, Banco Galicia prepares the relevant Corporate Social Responsibility Report. Banco Galicia has already published its seventh Sustainability Report, through which the Bank’s strategy and management are disclosed, taking into consideration its three focus areas: economic, social and environmental performance. This report is of great importance for the Bank since it is a tool that allows the Bank to document annual performance, communicate progress, highlight aspects to be improved and satisfy the expectations of stakeholders with which the Bank interacts, in a structured and ongoing manner. The report’s goal is for readers to be informed of the company’s policies, practices and programs, through provision of information of interest that allows readers to reflect on the importance of corporate entities’ contribution to sustainable development. Since 2007, the Bank has followed guidelines established by the Global Reporting Initiative (“GRI”), and the Financial Services Sector Supplement, and based on the new G3.1. Guideline. The Bank uses the guidelines of the Social Balance of the IBASE for the classification of economic results, and it submits, annually, a communication on progress (“COP”), explaining its commitment to the ten principles of the United Nations Global Compact. Banco Galicia was recognized by the Board of Directors of the United Nations Global Compact’s local network as being one of the six Argentine companies that submitted a report on sustainability in 2011 at an advanced level with regard to communication on progress. Our main controlled company, Banco Galicia, acknowledges the ISO 26000 standard as a reference document that provides guidance with regard to social responsibility. In addition, the Bank has included the AA1000SES standard criteria so that the preparation of the report is in accordance with stakeholder expectations.

Since 2007, the Bank has adhered to the Equator Principles. The Sustainability Report is subject to external audit by PwC, reaching the parameters of GRI’s B+ application level.

Exhibit 11.2

PRINCIPLE VII. COMPENSATE FAIRLY AND RESPONSIBLY

Recommendation VII:

Establish clear policies on the compensation of members of the Management Body and senior managers, with focus on establishing conventional or statutory limitations based on profit level.

Please answer if:

VII.1 The Issuer has a Compensation Committee:	Grupo Financiero Galicia has no Compensation Committee, and the Board of Directors considers it inconvenient to create such a committee because of the relatively small size of the company. Such a committee is common in large productive organizations, but unnecessary in an organization such as Grupo Financiero Galicia.

VII.1.1 Made up of at least three members of the Management Body, with a majority of independent members;

VII.1.2 Chaired by an independent member of the Management Body;

VII.1.3 That has members who prove to have adequate skills and experience in human resources policy-related matters;

VII.1.4 That meets at least twice a year;

VII.1.5 Whose decisions are not necessarily binding on the General Shareholders’ Meeting or for the Oversight Committee, but serve consultation purposes regarding compensation of the members of the Management Body.

VII.2 If there is a Compensation Committee, it:

VII.2.1 Ensures the existence of a clear relationship between performance of key members of staff and their fixed and variable compensation, taking into consideration risks undertaken and management thereof;

VII.2.2 Controls that the variable portion of the compensation of members of the Management Body and senior managers is related to the Issuer’s mid- and long-term performance;

Exhibit 11.2

VII.2.3 Reviews the competitive position of the Issuer’s policies and practices regarding compensation and benefits of comparable companies, and suggests changes in case they are necessary;

VII.2.4 Defines and communicates the policy on retention, promotion, layoff and suspension of key members of staff;

VII.2.5 Informs the guidelines surrounding determination of the retirement plans of members of the Management Body and senior managers of the Issuer;

VII.2.6 Regularly informs the Management Body and the Shareholders’ Meeting about measures taken and matters analyzed at its meetings,

VII.2.7 Ensures attendance of the Chairman of the Compensation Committee at the General Shareholders’ Meeting that approves compensation to the Management Body so that the Chairman may explain the Issuer’s policy on compensation to the members of the Management Body and senior managers.

VII.3 If considered relevant, include policies implemented by the Issuer’s Compensation Committee that have not been mentioned in the preceding point.

VII.4 If there is no Compensation Committee, explain how the duties described in VII.2 are carried out within the Management Body.	The Audit Committee expresses its opinion on whether compensation proposals for Directors and top officers are reasonable, taking into consideration market standards.

Exhibit 11.2

PRINCIPLE VIII. ENCOURAGE BUSINESS ETHICS
Recommendation VIII: Ensure ethical behaviors at the Issuer. Please answer if:
VIII.1 The Issuer has a Business Code of Conduct. State the main guidelines and whether such Code is publicly available. Such Code is signed by, at minimum, the members of the Management Body and senior managers. Indicate whether its provision to suppliers and customers is encouraged.	X

Grupo Financiero Galicia has a Code of Ethics, which is signed by the members of the company, who accept its contents and commit to carry out business with honesty, responsibility and transparency.

Such Code is public and can be read by Shareholders and/or any interested party at the company’s website.

VIII.2 The Issuer has mechanisms to receive reports of any unlawful or unethical behavior, either in person or electronically, ensuring that the information furnished is treated with the highest degree of confidentiality and standards of integrity, as well as providing a record of the information. State whether the service to receive and assess reporting is rendered by the Issuer’s personnel or by external and independent professionals for further protection of those who report these events.	X	In Grupo Financiero Galicia’s website (www.gfgsa.com) there is a “Contact us” link where stakeholders can fill out a form including their personal information and the reasons for their inquiries or claims. Such form is immediately sent to two employees experienced in dealing with inquiries and/or claims from investors, for the analysis and solution thereof. The process for the receipt, analysis and solution of queries or claims is carried out with the highest degree of confidentiality and standards of integrity characteristic of Grupo Financiero Galicia. Investors can also raise their concerns in person at the company’s registered office. In such cases, investors are received by employees specifically appointed for such purpose, who try to answer questions comprehensively and effectively. In case an immediate answer is not possible due to the need to gather information and/or carry out an investigation, the employees request the investor’s preferred method of contact so that investors may receive information on the result and, in due time, be sent the solution requested.

VIII.3 The Issuer has policies, processes and systems to manage and solve the reporting detailed in point VIII.2. Make a description of the most significant aspects thereof and indicate the Audit Committee’s degree of involvement in such solutions, particularly in that reporting associated with internal control measures for accounting reporting and regarding the conduct of the members of the Management Body and senior managers.	X

Since its inception and to date, Grupo Financiero Galicia has not received complaints from investors, whether in person or through the website. As such, there are no precedents regarding the Audit Committee’s level of involvement in the solution of conflicts.

Please refer to Item VIII.2 for information surrounding the process implemented by the company for the management and solution of the reporting from investors.

PRINCIPLE IX: BROADEN THE SCOPE OF THE CODE
Recommendation IX: Foster the inclusion of provisions related to good corporate governance practices in the Corporate Bylaws.

The need to include certain corporate governance guidelines in the corporate bylaws can be understood within the framework of laws that are not as stringent as Argentine laws with regard to the definition of the Board of Directors’ duties

Exhibit 11.2

Please answer if:

The Management Body assesses whether the provisions of the Code on Corporate Governance shall be reflected, either partially or completely, in the Corporate Bylaws, including the general and specific responsibilities of the Management Body. State which provisions are actually included in the Corporate Bylaws since the creation of the Code to the present.

and responsibilities. In Argentina, the Corporations Law, the Capital Markets Law, the regulations set by the National Securities Commission and, additionally, the variety of specific regulations in other areas of law, provide for a comprehensive framework of regulation and, therefore, any addition to the bylaws is unnecessary.

(1)	Mark with an X if applicable.
(2)	In case of full compliance thereof, please state how the Issuer complies with the principles and recommendations of the Code on Corporate Governance.
(3)	In case of partial compliance or non-compliance, please indicate why and which steps the Issuer’s Management Body plans to take in order to include what it is not adopting in the next fiscal year or future fiscal years, if any.

Eduardo J. Escasany

Chairman of the Board of Directors

Autonomous City of Buenos Aires, March 11, 2013